Exhibit 4.4

Contract No. P71028

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by the Commercial Operations Director Uros Kepic, acting on the basis of the Power of attorney 28-12/126 dated 01/01/2007, on the one part, and

OAO “Wimm-Bill-Dann”, Moscow, Russia, hereinafter referred to as the “Buyer”, represented by Executive Director Mr. Yu. A. Vlasenko, acting on the basis of Regulation Rules, on the other part, have concluded the present contract on the following:

1. SUBJECT OF THE CONTRACT.

1.1. The Seller sells and the Buyer buys packaging material for packaging of food (milk, juices, milkcontaining and juice-containing food products) together with respective additional materials (Strips, Caps, Straws and etc.) in accordance with the Specification (Annex No.1 to the present contract), hereinafter referred to as “the Goods”, and custom cleared (if applicable) and free from third parties rights and charges.

1.2. Deliveries shall be fulfilled as per orders placed by the Buyer in accordance with the Annex No. 2. The orders are placed by the Buyer mainly via ebusiness electronic system. Orders may also be placed by fax/e-mail.

2. TOTAL CONTRACT AMOUNT.

Approximate amount of the Contract is EURO 18 000 000 (eighteen million) EURO, VAT excluded. The exact amount of the Contract is to be determined according to the actual deliveries of the Goods.

3. PRICE OF THE CONTRACT.

3.1. Price of the Goods stipulated in the Specification (Annex No.1 to the present Contract), is given in EURO and comprises the following:

•  cost of packaging material ex manufacturing plant stated in the specification (Annex no.1 to the present contract);

THE SELLER	THE BUYER

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

•  cost of pallets

3.2. In case packaging material is shipped from TP factories, the Seller is obliged to prove transport costs reinvoicing by submitting to the Buyer copies of the invoices issued to the Seller by the transport companies.,if another didn’t agreed between parties.

3.3. The price of the Goods excludes VAT and other taxes due for payment by the Buyer. VAT is to be paid at the rate valid at the date of the invoice issued by the Seller.

3.4. Price of the Goods excludes the following:

•  cost of LS-strip (for roll-fed material; is shown in the invoices separately);

•  cost of insurance ([*]% from the price of the Goods; added to the price of the Goods, is shown separately in the documents);

•  cost of transportation (added to the price of the Goods; is shown separately in the documents);

3.5. The cost of insurance and transportation are included in the invoices separately and due for payment by the Buyer within terms stipulated in the item 4.1 of the present contract.

3.6. Price of the Goods and currency of the contract can be amended by the Seller within validity of the present contract by written mutual agreement of the Parties.

3.7. The Seller should come to an agreement with the Buyer about the new prices and/or change of currency not later than [*] before the changes enter into force.

4. QUANTITY OF GOODS AND TERMS OF PAYMENT.

4.1. Payment should be made in rubles by the bank transfer to the Seller’s account (refer to article 16) in accordance with the exchange rate of the Central Bank of RF on the date of writing off the amount from the Buyer’s account. Factura-invoices should be paid within [*] days from the date of its issuing

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission but not earlier than the delivery of the Goods to the Buyer’s warehouse.

4.2. Date of issue of the factura-invoice can not be earlier than the date of dispatch.

4.3. In case the Buyer breaches payment terms on its fault, the Seller has the right to charge the penalty on overdue amount on the basis of 20% annual rate for every day of delay. The Seller should inform the Buyer in written if such penalties are implemented.

4.4. Due to production characteristics, the Seller has the right to deliver up to 10% above or below the quantity of ordered Goods. In this case delivery is considered to be agreed on the terms of the present contract. In the end of each month the parties shall sign statement of accounts based on actually delivered goods. This statement forms the ground for final accounts.

5. TERMS OF DELIVERY.

5.1. The Goods are to be delivered to the Buyer’s warehouse (Moscow and Moscow region) by transport of the Seller at the Buyer’s expense unless otherwise is specified in the order. Delivery address: 108, Dmitrovskoe sh., 127591,Moscow, Russia

5.2. Delivery is to be made by fully-loaded trucks according to the order agreed by the parties, the only exception being the last shipment.

5.3.1. Dispatch of all kinds of the Goods should be made within [*] weeks, if another didn’t agreed between parties, after the Seller receives the official order from the Buyer provided the Seller has the design - the original proof of technological texts signed and dated, duly approved by the Buyer.

5.3.2. Dispatch of the Goods from TP Potok, TP Timashevsk and TP Lobnya factories should be made within [*] days, if another didn’t agreed between parties, after the Seller receives the official order from the Buyer provided the Seller has the design - the original proof of technological texts

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission signed and dated, duly approved by the Buyer.

5.3.3. The Seller is obliged to deliver the Goods during period stipulated in the Annex No4 depending on the place of dispatch and the place of delivery. Periods of delivery are calculated from the moment of dispatch of the Goods from the Seller’s factories. In case if delivery date of Goods is exceeds established dispatch date, prescribed in points 5.3.1 and 5.3.2., then delivery date mentioned in Annex 4 calculates from the moment of maximum dispatch date expiration, established in points 5.3.1. and 5.3.2.

5.3.4. Delivery Date, confirmed by Seller, can not be out of dates, calculated in accordance with point 5.3.3.

In case if delivery date is out of delivery time maximum range, calculated in accordance with point 5.3.3 and another didn’t agreed between parties, then delivery date should be the last day, calculated in accordance with point 5.3.3.

5.3.5. Confirmation of the order serves as a confirmation that the Seller has the design corresponding to the order.

5.4. The design should be made in accordance with the design color printout provided by the Buyer and agreed upon between the Buyer and the Seller. Signed and dated design proof is to be considered as the final version of design for production of placed order.

5.5. In case the Buyer changes the design during the production of the order already placed and confirmed, within 24 hours from the receipt of the notification about renewal of design and stoppage of production of the order with old design, the Seller has to stop the production of the order with the design to be amended, and the Buyer is obliged to buy already produced lot of Goods and/or to pay the costs connected with the preparation of the order for production as per documents confirming actual costs.

5.6. Any changes in the designs existing at the moment of signing of the present contract as well as elaboration of new designs are to be made by the

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

Seller at the terms agreed upon with the Buyer and stipulated in the separate contract.

5.7. In case of delay of delivery at the Seller’s fault, the Buyer has the right to charge the penalty on delayed lot of delivery amount on the basis of 20% annual rate for every day of delay. The Buyer should inform the Seller in written if such penalties are implemented.

5.8. The Buyer shall undertake the costs of storage of unpaid Goods at the Seller’s warehouse in case of delay in shipment of the Goods, if such delay occurred due to the Buyer’s fault and exceeded 7 (seven) calendar days from the maximum dispatch date, calculated in accordance with points 5.3.1. and 5.3.2. The Seller should provide the Buyer with the report about the actual storage costs. Storage costs are calculated starting from 8th calendar day.

After 7 (seven) days expire, the Seller has the right to invoice to the Buyer actually born storage costs and to dispatch the Goods to the Buyer on the 10th (tenth) day by the Seller’s transport at the Buyer’s expense with 2 (two) workings days written preliminary note to the Buyer. In this case the Buyer has to accept the Goods at the Buyer’s warehouse within 24 (twenty four) hours from the moment of arrival of the truck to the Buyer’s warehouse provided the date of arrival is a working day.

5.9. The Seller shall send to the Buyer shipment advice immediately after shipment of the truck from the factory/customs terminal and supply the Buyer with the transport documents for each shipment lot by fax/e-mail within 48 (forty eight) hours from the delivery.

5.10. The Buyer shall be informed in advance about the possibility of transfer the production of packaging material to another production facility. This decision shall be made by mutual agreement of the parties.

5.11. The Buyer shall compensate to the Seller the costs connected with the demurrage of unloaded

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truck, starting from the day after the agreed date of arrival of the truck to the address indicated in the transport documents, on the basis of 150,00 EURO (VAT excluded) per day for the demurrage of unloaded truck arrived from Tetra Pak factories provided the truck arrives to the address indicated in the transport  documents not later than 12:00am on the agreed arrival date.

5.11.1. In case the truck arrives to the address, specified in the transport documents, earlier than the agreed arrival date, the demurrage cost from the moment of arrival of the truck till agreed delivery date should not be charged.

5.11.2. In case the truck arrives to the address, specified in the transport documents, later than 12:00am at the agreed arrival date, the demurrage cost should be calculated after 24 (twenty four) hours from the time of arrival of the truck to the Buyer’s warehouse.

5.11.3. In case the truck arrives to the address, specified in the transport documents, later than the agreed arrival date, the demurrage cost should be calculated after 48 (forty eight) hours from the actual time of arrival of the truck to the Buyer’s warehouse. Actual time of arrival of the truck (date, time) is to be stated by the Buyer’s representative in the transport documents.

The remarks of the Buyer’s representative and transport company representative in the transport documents are to be the basis for the demurrage calculation (transport waybill – for domestic deliveries, CMR – for import deliveries).

5.12. Delivery date is considered to be the date of delivery of the Goods to the buyer’s warehouse. The Buyer shall return to the Seller signed copy of delivery note TORG-12 within 15 (fifteen) days from the date the Seller provides the Buyer with this document but not earlier than the delivery date.

5.13. In spite of delivery terms agreed upon by the parties, the title of the Goods transfers to the Buyer from the moment of dispatch of the Goods from the Seller’s warehouse to the forwarder; in case of import delivery of the Goods – from the date of

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customs clearance and release of the Goods for free circulation on RF  territory.

6. TRANSPORTATION RISK.

6.1. The Seller shall take the risk of loss or damage to the Goods which might arise during transportation of the Goods to the Buyer’s warehouse by the Seller’s transport.

6.2. The Seller shall reimburse to the Buyer all the losses including transportation costs and insurance occurred due to the damage of the Goods during transportation provided the Buyer fulfills the terms stated in the article 10.7 of the present contract “Acceptance of the Goods damaged during the transportation”.

The Buyer shall determine the form of reimbursement by cash or by delivery.

7. REQUIREMENTS TO PAYMENT ORDERS.

The Buyer shall specify the following information when filling in the payment orders for prepayment or payment according to the invoice:

•  Date and number of the factura-invoice

•  INN

•  Exchange rate at the date when the money have been written off from the Buyer’s account.

In case  repayment or payment against invoice is made by the third party, the name of the Buyer must be stipulated in the payment order in addition to the items above.

8. PACKING AND MARKING.

8.1. The Goods are to be dispatched in packing suitable for Iong distance transportation. Each cargo unit (pallet) is wrapped in polyethylene film. Marking of the pallet shall be as follows:

Consignee:
Address of destination:
Name of the Seller:
Name of the Goods:
Pallet weight:
Quantity:
Manufacture date:
Lot number:

9. STORAGE TERMS.

9.1. Each pallet with packaging material is wrapped in polyethylene film.

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9.2. Pallets with roll-fed packaging material can be stacked in three rows on top of each other provided they are separated by the rigid dividers. Pallets with blank packaging material are prohibited for stacking in more than one row.

9.3. Transportation pallets are irrevocable and its lifetime is limited.

9.4. The Goods must be stored only on pallets, 100mm min away from the walls.

9.5. The Goods must not be exposed to direct moisture (such as pipes evaporation) or sunlight.

9.6. Temperature: Permitted storage temperature is set in a range +10° - +40°C; however before the production the Goods must pass the adaptation period at the temperature +20° - +30° С. The optimal storage temperature is +20°C.

9.7. Air humidity: 40% to 65 % RH.

10. ACCEPTANCE OF THE GOODS.

10.1. The Buyer or Consignee shall put the remarks (if necessary) in the transport documents during acceptance of the Goods. In case of discrepancy between actually accepted quantity and quantity declared in the transport document, the Buyer/Consignee or Carrier shall put the respective remark in the transport  document.

10.2. Within 5 (five) calendar days from shipment date the Seller shall provide the Buyer with facturainvoice and delivery note issued in the form legally approved by Goskomstat RF (TORG-12) for each shipment lot.

10.3. Final acceptance of the Goods in respect of cargo units of delivered goods is to be made by the Buyer at the site within 10 (ten) calendar days from the date of the delivery.

10.4. In case the Buyer has any claims as per

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quality of delivered Goods or damages which can not be seen during acceptance, he has the right to submit these claims to the Seller within 12 (twelve) months from the delivery date provided all the storage requirements stipulated in the article 9 have been met. No claims are accepted if the above time is overdue.

10.5. In case of any claims the Buyer should prepare the claim according to the “Goods Claim Routine” (Annex No3 to the present contract).

10.6. If the quality/quantity claims are submitted by the Buyer and received by the Seller not later than 12 (twelve) months from the date of delivery of the Goods to the Buyer’s warehouse, the claimed goods shall be delivered to the Buyer within 30 days from the date the claim has been accepted. In this case the Seller shall reimburse to the Buyer the transportation cost and insurance of the claimed/under-delivered material.

10.7. Acceptance of goods damaged during transportation.

In case transport damage to the Goods is found, the Buyer shall make the following steps at his own expense and risk:

•  to make the acceptance of the damaged goods,

•  to immediately inform the Seller about the damages in written by fax/cable/e-mail,

•  to take all the necessary steps to prevent further damage and loss of the goods and transport facilities,

•  to take pictures of the damaged goods prior to unloading (the picture should show the damage and, whenever possible, the reason of the damage),

•  in case of truck delivery of damaged goods, to put the appropriate remarks in the transport  documents/CMR, to get a signature of the transport company representative on these transport documents. In case the transport company representative refuses to sign the transport documents with the remark of the damage, the Buyer puts this remark by himself.

•  in case the damaged goods arrived by rail or by the Buyer’s transport, the Buyer, together with the railways representatives, shall make the commercial certificate about the damage during unloading the goods. In case it is impossible to make this certificate during unloading, it has to be issued

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within the next 24 (twenty four)  hours. Should the carrier refuses to make this commercial certificate or this certificate is issued with mistakes, the consignee is obliged to inform the forwarder in written within 3 days. The letter signed by the railway  authorities is to serve enough ground for the Seller to receive the Buyer’s claim for consideration.

•  to forward the originals of the above listed documents to the Seller by courier service within 72 (seventy two) hours from the moment of acceptance of the goods.

11. INTANGIBLE PROPERTY.

11.1. The Buyer releases the Seller from any obligations towards third parties connected with the orders illegitimately placed by the Buyer.

11.2. Provided the Seller sticks to agreed signs, indications, texts, drawings and its allocation on the Goods in accordance with the design color printout stipulated in the article 5.4. of the present contract, the Buyer  releases the Seller from any responsibility for all the claims and damages which might be caused by the use or the reproduction of the existing somebody else’s designs, trademarks, texts or placement in respect of the provided signs printed on the Goods.

11.3. The Seller confirms the following:

•  allocation of trade mark by the Seller regardless of the color printout of the design (if applicable) shall be made by the Seller itself and shall not create obstacles in using the Goods by the Buyer;

•  the Seller has obtained all the necessary owner’s permissions for trademark allocation on the Goods regardless of the design color printout (if applicable), for its use and distribution on the Buyer’s territory;

•  construction of packaging material, goods made of it, and separate elements, its form and composition as the objects of intellectual property are free from rights and charges of third parties;

•  delivered Goods are released for free circulation on the Buyer’s territory. In case of breach of this condition the Seller is obliged to reimburse to the Buyer losses born by the latter.

11.4. In case of unauthorized use of the Seller’s or Buyer’s trademarks by one of the parties without permission, the injured party may terminate this Contract and seek for damages compensation or any other remedies available under applicable laws.

12. FORCE MAJEURE.

12.1. If the Seller or the Buyer are prevented to perform its obligations in accordance with this Contract in full or partially or is unreasonably burdened by circumstances beyond his control, including but not limited to: Acts of God, civil war, mobilization, military conscription on a large scale, riots, insurrections and revolutions, sabotage, requisition, confiscation, nationalization, embargoes and expropriation, public bans or acts of authorities, strikes, lockouts, natural cataclysms such as hurricanes, earthquakes, lightning, fire, explosions, abnormal weather conditions for the concrete area, non-fulfillment of obligations and delays of deliveries by subcontractors due to above mentioned circumstances, the delay in the performance of the obligations under the present contract will not lead to any obligation for compensation.

12.2. Force-majeure circumstances should be proved by the certificate issued by the competent authorities.

12.3. The party declared that force-majeure circumstance occurred, should inform the other party about it within 7 (seven) calendar days from the moment such circumstances occur.

12.4. The party declared that force-majeure circumstance occurred, should provide the other party with the documents stipulated in the article 12.2. during 30 (thirty) working days from the

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moment such circumstances occur.

12.5. Should the above period is violated, the respective party loose the right to refer to such circumstances as to the ground releasing this party from the responsibility/compensation.

13. ARBITRATION.

13.1. The Seller and the Buyer shall take all measures to settle all disputes arisen from the present contract by amicable way.

13.2. All disputes, differences or demands which may arise out of or in connection with the present Contract, in respect of its fulfilment, violation or nullification, are to be settled in the International commercial Arbitration court at the Chamber of Commerce and Industry of RF in Moscow in accordance with it’s Rules.

13.3. Place of arbitration is Moscow. During the settlement of all disputes the parties must be guided by the Material Rules of RF.

14. CONFIDENTIALITY.

14.1. The parties hereby agreed that any information with stamp “confidentially”, transferred by act of acceptance-transmission on any information carrier transferred or received within the frame of the present contract or in connection with it, is to be treated as confidential and shall not be disclosed to third parties without mutual agreement by the parties, with the exception of public authority demand.

14.2. The parties agreed that in case of consent for the transfer of confidential information to third parties, the party initiated this transfer is responsible for keeping this information by third parties as confidential. The parties also bear responsibility for keeping the confidential information by its staff.

14.3. The confidentiality clause will as well be valid during 3 (three) years after the contract is terminated.

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

15. OTHER CONDITIONS.

15.1. The contract enters into force from the date of its signing and is valid within 1 calendar year, i.e. till December 31, 2007 Termination of the Contract should not release the parties from the performance of its obligations acting on the date of the contract termination.

15.2. All the preliminary agreements, discussions and correspondence between the parties in respect of this contract are to be considered null and void from the date of signing of the present contract.

15.3. All the Annexes and Annexes to the present contract form its integral part.

15.4. All the Amendments and Annexes to the present contract are valid only if made in written form and signed by both parties.

15.5. Neither party has the right to assign its obligations and rights under the present contract to any third party without written consent of the other party.

However the Seller can assign its rights and obligations regarding this Contract to another company within Tetra Laval Group. The Buyer can assign its rights and obligations regarding this Contract to another company within Wimm-Bill-Dann group located in the European part of the Russian Federation. In both cases the above should take place against written consent of the parties.

15.6. If the Buyer terminates the present contract before its end, the Seller must immediately stop further production of the Goods for the deliveries under the present contract provided the Buyer supplies the Seller with written intention to terminate the contract before its end. Should there be any orders in production, the Seller should immediately stop further production and the Buyer is obliged to pay the price of the Goods actually produced on the date of termination of the present contract.

15.7. In case of amendments in the legislation in respect of tax rates, payments shall be effected in

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission accordance with the tax rate valid at the date of factura-invoice and delivery note. In this case VAT shall be paid at the rate valid on the date of the Seller’s invoice.

15.8. The Parties hereby recognize the documents transmitted by fax or electronic facilities, including but not limited to: e-mail and electronic system ebusiness, to be equivalent to that executed in the appropriate written form. Such documents shall be binding upon both parties provided they are signed by authorized parties. The parties agree that the way of transmitting the documents by fax or electronic facilities per se shall not  constitute the grounds to contest their validity or binding character.

16. LEGAL ADDRESSES OF THE PARTIES.

Seller:
CJSC Tetra Pak
Address:
8, Wilhelm Pieck str., 129226 Moscow, Russia.
Account:
INN 7706017070
Acc. 40702810900001000943 with ING Bank
Evrazia Moscow
Corr. acc. 30101810500000000222
BIK 044525222 KPP 774850001
Address of the Bank:
127473, Moscow, Krasnoproletarskaya st, 36

Buyer:
OAO“Wimm-Bill-Dann”
108, Dmitrovskoe sh., 127591, Moscow, Russia
Savings Bank of Russia, Moscow, 6
Boljshaja Andronyevskaya Street,
109544, Moscow, Russia
Current account No 40702810038000130059
INN 7713085659
OKONKH 81200, 72200, 71500, 18151, 84100
OKPO 05268977
Corr. acc. 30101810400000000225
BIK 044525225

The Contract is made in English and Russian languages in two copies, one for each party. In case of  differences between English and Russian texts the Russian text shall always prevail over the English text.

Annex 1: Specification of the Goods

Annex 2: LQS and Quantity discounts for packaging material.

Annex 3: Packaging material claim routine.

Annex 4: Periods of delivery of the Goods.

FOR AND ON BEHALF OF THE SELLER

Date: 01 January 2007	/s/ (Uros Kepic Commercial Operations Director)

FOR AND ON BEHALF OF THE BUYER

Date: 01 January 2007	/s/ (Vlasenko Yu. A. Executive Director)

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Annex 1 to Contract P71028	January 01, 2007

SPECIFICATION

 Annex No 1 is valid from 01/01/2007 till 31/12/2007.

##	Type of packaging material	Package volume, ml	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT	Printing method

Delivery from: Tetra Pak Kuban, Moscow (Russia)

1 Accessory materials	TBA/m 7045-810 MPM LS Strip 8856-951-01	1000 ml Base Usage rate: 0.132 kg / 1000 packs	[*] / 1000 pcs [*] / kg	Flexo

2 Accessory materials	TBA/m 7045-460 MPM LS Strip 8856-951-01	200 ml Base Usage rate: 0.076 kg / 1000 packs	[*] / 1000 packs [*] / kg	Flexo

3 Accessory materials	TBA/m 7414-810 MPM LS Strip 8856-951-01	1000 ml Base Usage rate: 0.132 kg / 1000 packs	[*] / 1000 pcs [*] / kg	Flexoprocess

Delivery from: Tetra Pak Kiev (Ukraine), Moscow (Russia)

1 Accessory materials	TBA/m 7045-835 MPM LS Strip 8856-951-01 IS PEP Strip 8865-967-01 PULL Tab Strip 8729-728-01	1500 ml Slim Usage rate: 0.178 kg / 1000 packs Usage rate: 0.030 kg / 1000 packs Usage rate: 0.0135 km / 1000 packs	[*] / 1000 pcs [*] / kg [*] / kg [*] / kg	Flexoline

2 Accessory materials	TBA/m 7414-835 MPM LS Strip 8856-951-01 IS PEP Strip 8865-967-01 PULL Tab Strip 8729-728-01	1500 ml Slim Usage rate: 0.178 kg / 1000 packs Usage rate: 0.030 kg / 1000 packs Usage rate: 0.0135 km / 1000 packs	[*] / 1000 pcs [*] / kg [*] / kg [*] / kg	Flexoprocess

THE SELLER	THE BUYER
ZAO “Tetra Pak”	OAO “Wimm-Bill-Dann”

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1

##	Type of packaging material	Package volume, ml	Final price Seller's warehouse (TP factory) EUR, Excl. VAT	Printing method

Delivery from: Tetra Pak Kuban, Moscow (Russia)

1 Accessory materials	TB/m 6065-811 MPM LS Strip 8856-951-01 Tetra Moulding 8798/59-999-01 Tetra Masterbatch 8797-999-01	1000 ml Square Usage rate: 0.154 kg / 1000 packs. Usage rate: 1.074 kg / 1000 pcs. Usage rate: 0.056 kg / 1000 pcs.	[*] / 1000 pcs [*] / kg [*] / kg [*] / kg	Flexoprocess

2 Accessory materials	TB/m 6065-701 MPM LS Strip 8856-951-01 Tetra Moulding 8798/59-999-01 Tetra Masterbatch 8797-999-01	500 ml Square Usage rate: 0.101 kg / 1000 packs Usage rate: 1.074 kg / 1000 pcs. Usage rate: 0.056 kg / 1000 pcs.	[*] / 1000 pcs [*] / kg [*] / kg [*] / kg	Flexoprocess

Delivery from: Tetra Pak Dijon (France)

1 Accessory materials	TBA/m 6767 - 470 MPM LS Strip 8856-951-01	200 ml Square Usage rate: 0.078 kg / 1000 packs	[*] / 1000 pcs	Flexoprocess

Delivery from: Tetra Pak Kiev (Ukraine)

1 Accessory materials	TBA/m 7414 - 813 MPM LS Strip 8856-951-01 IS PEP Strip 8865-967-01 PULL Tab Strip 8729-728-01	1000 ml Slim Usage rate: 0.146 kg / 1000 packs Usage rate: 0.030 kg / 1000 packs Usage rate: 0.0135 km / 1000 packs	[*] / 1000 pcs [*] / kg [*] / kg [*] / kg	Flexoprocess

2 Accessory materials	TBA/m 7414 - 465 MPM LS Strip 8856-951-01	200 ml Slim Usage rate: 0.094 kg / 1000 packs	[*] / 1000 pcs	Flexoprocess

January 01, 2007

SPECIFICATION

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SPECIFICATION

##	Type of caps	Quality	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT

Delivery from: Sweden, Italy

1	Simply Twist cap for Tetra Brik Square materials 1000 ml и 500 ml 8926-909-01 white		[*] / 1000 pcs

Delivery from: Sweden, France, Italy

1	ReCap3 for Tetra Brik Aseptik materials 1000ml 8940-001-01 white		[*] / 1000 pcs

Delivery from: France

1	StreamCap cap for Tetra Brik materials 200 ml Square 8947-093-40/31 blue/red		[*] / 1000 pcs

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Annex No. 2 to contract No. P71028

1. Set-up charges and minimum order size:

1.1. Tetra Brik / Tetra Brik Aseptic / Tetra Prizma Aseptic (juice/milk)

Minimum order size without set-up charge equals to [*] packs.

Set-up Charges for the listed materials must be charged for individual order or co-print less than [*] packs as a lump sum per printing method:

Flexo / Flexoprocess           + [*] EURO per order

Roto / Offset                        + [*] EURO per order

Set-up Charge does not include VAT and must be shown in the invoice separately.

In case of partial deliveries, total amount of set-up charge is to be added to the first invoice.

1.2. Tetra Fino Aseptic

Minimum order size without Low Quantity set-up charge equals to [*] packs.

Set-up charges for the listed materials must be charged for individual order or co-print less than [*] packs as a lump sum per printing method:

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1

Flexo / Flexoprocess           + [*] EURO per order

Roto / Offset                        + [*] EURO per order

Set-up charge does not include VAT and must be shown in the invoice separately.

In case of the partial delivery with quantity not less than [*] packs, total amount of set-up charge is to be added to the first invoice.

1.3. Tetra Top

During the period 01/01/07 – 31/12/07 minimum order size without Low Quantity Set-up charges equals to [*] packs.

Set-up Charges for the listed materials must be charged for individual order or co-print less than [*] packs as a lump sum per printing method:

Flexo / Flexoprocess           + [*] EURO per order

Roto / Offset                        + [*] EURO per order

Set-up charge does not include VAT and must be shown in the invoice separately.

In case of partial delivery with quantity not less than [*] packs, total amount of set-up charge is to be added to the first invoice.

1.4. Minimum production order size for roll packaging material – 1 roll.

125 ml – minimum 520 000 packs

160 – 300 ml – minimum 370 000 packs

330 – 600 ml – minimum 210 000 packs

750 – 1000 ml – minimum 120 000 packs

over 1000 ml – minimum 80 000 packs

2. Low Quantity Surcharges for Blank Packaging Material Tetra Rex.

2.1. Tetra Rex Low Quantity Surcharge scheme:

Order (1000 packs)	Surcharge (EURO / 1000 packs)
[*]	[*]
[*]	[*]

Low Quantity Surcharges are based on ordered quantity. When ordering quantities stipulated in column “Order” a sum of EURO stipulated in column “Surcharge” should be added to the price.

2.2. Minimum production order size for blank material Tetra Rex equals to 50 000 packs.

3. Order Routine for packaging material.

3.1. The term “Single order” should be interpreted as Buyer’s order for production of certain quantity of packaging material with one approved design.

3.2. The term “Co-print order” should be interpreted as a set of single orders with designs of similar colors in quantity multiple to:

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

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•  4 for factories TP Kiev, TP Wrexham, TP Lund, TP Izmir, TP Timashevsk, packaging material TBA/m, TFA/m, TBA/j 1000ml Base, 1000ml Slim, 1500ml Slim, 2000ml Slim, TB/m 1000ml and 500ml

•  5 for factories TP Kiev, TP Lund, TP Gorny Milanovec, TP Arganda, TP Limburg, TP Lobnya, packaging material TBA/m 500ml Slim, 1000ml Base, 1000ml Slim, 1000ml Square, 1500ml Slim, TBA/j 1000ml Slim, 1500ml Slim, TPA/j 1000ml Square, TB/m 500ml Square, 1000ml Square

•  6 for factories TP Kiev, TP Timashevsk, TP Lund, TP Gorny Milanovec, TP Dijon, packaging material TBA/m, TBA/j 200ml Base, 200ml Slim, 200ml Square

•  7 for factories TP Kiev, TP Lund, TP Wrexham, TP Arganda, packaging material TT/m 150ml Mini,  TPA/m 250ml Square, 330ml Square, TBA/m 200ml Base, TBA/j 200ml Base, TBA/m 200ml Slim.

“Co-print order” term is valid only for roll-fed material Tetra Brik, Tetra Brik Aseptic, Tetra Prizma Aseptic, Tetra Fino Aseptic, Tetra Top.

3.3. The order for roll-fed packaging material should be placed in quantity divisible by one mother reel for respective type of package.

3.4. Single order or co-print order forms an integral part of the present Contract, should be issued in accordance with enclosed form and should contain the following information:

•  customer name;

•  product name and design number with indication of plate numbers;

•  type/volume of package;

•  quantity of ordered material;

•  requested date of arrival of the Goods at the Buyer’s warehouse;

•  place of production of packaging material.

3.5. The order should be sent to the address of Customer Service Representative (CSR) via e-business electronic system (in most cases) or, in exceptional cases, via e-mail/fax.

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3.6. Within 2 (two) working weeks upon receipt of the order the Seller shall inform the Buyer by fax or e-mail that the order has been accepted by the factory for production. The order forms an integral part of the present contract from the moment the Buyer receives the confirmation from the Seller.

3.7. Should there is no confirmation sent by the Seller, the order is considered unplaced.

4. Launch of new products.

The Seller grants to the Buyer the right to place [*] first orders free of Low Quality surcharge for a new product in the existing package format or for the products in new Tetra Pak package format.

FOR AND ON BEHALF OF THE SELLER

Date: 01 January 2007	/s/ (Uros Kepic Commercial Operations Director)

FOR AND ON BEHALF OF THE BUYER

Date: 01 January 2007	/s/ (Vlasenko Yu. A. Executive Director)

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

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Sample Production Order Form

Ordered by	Number of design with plates	Description of design	Format/volume	Quantity	Requested ship date	Requested arrival date	Plant
Tsaritsino Dairy plant	34-1497	Domik v derevnye 3% milk	TBA 100g	500 000	13 Mar 2006	20 Mar 2006	Timashevsk

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

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Annex No. 3 to contract No. P71028

Goods Claim Routine.

1. Composing a claim act.

1.1. In case the Buyer has any claims as per the quality and/or quantity of the Goods, the Buyer shall call a committee consisting of not less than 3 representatives of the Buyer appointed by the general manager, which shall draw up a Claim Act with mandatory indication of the following information:

•  Company name and address;

•  Claim Act number;

•  Date and time;

•  List of committee representatives with titles;

•  Date of examination;

•  Goods description;

•  Production factory name;

•  P-Order number (assigned by Tetra Pak and stated on the reel label);

•  ID number (assigned by Tetra Pak and stated on the reel label in column “ID” or “Global ID”);

•  Goods type;

•  Date of Goods manufacture “Production Date” (if exists on label);

•  Reel number or Parcel number;

•  Date of arrival of the Goods to the Buyer;

•  Packaging machine type (if Packaging Material used in production);

•  Quantity of Goods not corresponding to contract;

•  Description of inconsistencies;

•  Signatures of all committee representatives.

A recommended sample of the Claim Act form is stated at the end of the present Annex.

1.2. The Claim Act shall be drawn up in not less than two originals, one of which shall be sent to the Seller.

2. Storage of material.

The material shall then be moved to a separate storage, placed on hold and stored according to the storage terms stipulated in the contract P71028.

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3. Actions of the parties.

3.1. Buyer shall send the Claim Act and, in case of quality claim, material samples (not less than 4 meters of roll packaging material in the form of a roll, 20 samples of blank packaging material, in case of complains on stiffness the samples should be folded up by creasing lines as per package size; 20 samples of additional materials if it has defects) to the Seller to the following address: Moscow, ul. Vilgelma Pika, 8. Date of acceptance of the claim for consideration is to be the date of receipt of official claim by the Seller.

3.2. Customer Service Representative of the Seller will contact the Buyer within 48 (forty eight) hours once the claim is received to confirm the receipt of the claim.

3.3. Depending on the amount of material claimed/under delivered, the nature of the defect, the size of the order and the Buyer’s situation three different actions could be carried out:

3.3.1. If the nature of the defect and the impossibility of the Goods’ usage are evident to Tetra Pak specialist, the claim is accepted for consideration without sending Seller’s service engineer to the Buyer’s production site.

3.3.2. Urgent visit of Seller’s service engineer to the Buyer’s production site to investigate the claim.

In this case, the service engineer is sent to the site at the time convenient for both parties. In case mutual consent was not reached, the above mentioned period shall not exceed 3 (three) working days from the moment the claim is received.

3.3.3. Upon mutual agreement of the parties for the article 3.3.2., claim may be investigated at the next production site visit by the service engineer. In this case, the claim will be investigated at the next site visit within 2 (two) months from the date of receipt of the claim.

3.4. At the time of the visit, Seller’s service engineer investigates the possibility of using the Goods in the filling line.

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3.4.1. If service engineer confirms that it is possible to use the Goods for production provided all adjustments made to the packaging machine are within the limits specified in the respective technical documentation supplied with the machine, the claim is rejected and the Buyer shall pay for the services rendered during the machine adjustment under current service contract.

3.4.2. If service engineer confirms that it is possible to use the Goods for production provided some of the adjustments made to the packaging machine are outside the limits specified in the respective technical documentation supplied with the machine, the claim is rejected but the services rendered during the machine adjustment shall be for the at the Seller’s expense.

3.4.3. If service engineer confirms that it is impossible to use the Goods for production after filling machine adjustments, the claim is rejected but the services rendered during the machine adjustment shall be for the at the Seller’s expense.

3.5. If service engineer has made adjustments to the packaging machine, the work report should list and detail the adjustments made. A copy of the report is returned to the Customer Service Representative.

3.6. Item 3.4 is not obligatory for application to quality claims referring to non-correspondence of the images place on the Goods to those agreed upon with the Buyer.

4. Claim decision.

4.1. Upon accepting the claim for consideration, Seller’s Customer Service Representative shall inform the Buyer about the decision taken regarding the material claim:

•  within [*] weeks from the receipt of the Claim Act for TP Potok/Timashevsk/Lobnya factories;

•  within [*] weeks from the receipt of the Claim Act for other TP factories.

4.2. In case there is no reply for the claim within period foreseen in the article 4.1, the claim is considered to be accepted by the Seller without any objections and should be satisfied in full.

4.3. In case the claim is accepted, the Seller should

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compensate the claimed/under delivered material in accordance with the contract P71028 and to move the claimed material as per Buyer’s request in the following order:

•      for Buyers’ plants situated within Moscow and Moscow region: in case full truck of claimed material is available or within [*] months from the date of the Buyer’s request, whatever happens first.

•      for other WBD plants: in case full truck of claimed material is available or within [*] months from the date of the Buyer’s request, whatever happens first.

FOR AND ON BEHALF OF THE SELLER

Date: 01 January 2007	/s/ (Uros Kepic Commercial Operations Director)

FOR AND ON BEHALF OF THE BUYER

Date: 01 January 2007	/s/ (Vlasenko Yu. A. Executive Director)

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

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Street name, Moscow, 192236, Russia

Tel. (095) 999-9999, fax (095) 999-9999

APPROVED

General Director

  Company Name

                                        2007

CLAIM ACT No. XX/2006

Date of preparation:                                                               2007

Place of preparation: Company name, Street name, Moscow

Committee representatives: Head of Quality Control Person’s Name; Head of Raw Materials Warehouse Person’s Name; Deputy Chief Specialist Person’s Name;

Date of examination:                      2006

Materials: TBA Apple Juice 0.2 l

Supplier: Tetra Pak Ukraine

Labeling:

P-Order number (stated on the reel label): 00089109

ID number (stated on the reel label): 054148741

Packaging type: TBA/j

Date of manufacture:  5 November 2005

Reel 1: 020004                     Quantity: 7,159  (remainder)

Reel 2: 060003                     Quantity: 17,000

Date received:     22 November 2006

Packing machine type:   TBA/19

Quantity:   24,159 pcs

Findings:

At production time an inspection revealed layer separation of the TBA packaging material (separation of laminate from the paper base).

Committee’s opinion:

The TBA “Apple Juice” 0.2 l packaging material, 24,159 pieces in total, should not be rejected for manufacture, as unfit for that purpose.

Enclosures:  samples of packaging material

Signatures of committee representatives:

___________________                                  ___________________

___________________                                  ___________________

This act has been prepared in 6 copies:

1                  — accounting department;

2                  — accounting department;

3                  — raw materials warehouse;

4                  — raw materials logistics department;

5                  — quality control (laboratory);

6                  — representative of Tetra Pak.

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Annex 4 to Contract P71028

January 01, 2007

Periods of delivery of Goods from Tetra Pak factories

TP Factories /	OAO Ramensky Dairy Plant	OAO Lianozovo Dairy plant	OAO Tsaritsino Dairy Plant	OAO Ochakovo Dairy Plant	OAO ZDMP	ZAO Anna Milk	OAO Dairy Plant	OAO Vladivostok Dairy Plant	OAO Nizhny Novgorod Dairy Plant Nizhny	OAO Siberian Milk	ZAO Kursk Baby Food Plant Kursk	OOO Manros	OAO Ufamolagrop rom	OAO Baltic milk St.	OAO Obninsk Dairy Plant
WBD Plants	Moscow	Moscow	Moscow	Moscow	Moscow	Anna	Timashevsk	Vladivostok	Novgorod	Novosibirsk	region	Omsk	Ufa	Petersburg	Obninsk
Tetra Pak [*]	6	6	6	6	6	7	8	28	7	22	8	20	12	7	6
Tetra Pak [*]	8	8	8	8	8	9	10	30	9	24	10	22	14	5	8
Tetra Pak [*]	14	14	14	14	14	15	16	35	15	29	16	28	19	14	14
Tetra Pak [*]	12	12	12	12	12	13	14	34	13	28	14	26	18	12	12
Tetra Pak [*]	10	10	10	10	10	11	12	32	11	26	12	24	16	10	10
Tetra Pak [*]	9	9	9	9	9	10	11	31	10	25	11	23	15	10	10
Tetra Pak [*]	14	14	14	14	14	15	16	35	15	29	15	28	19	14	14
Tetra Pak [*]	14	14	14	14	14	15	16	35	15	29	17	28	19	14	14
Tetra Pak [*]	3	3	3	3	3	3	3	25	4	19	2	18	9	4	3
Tetra Pak [*]	14	14	14	14	14	15	16	36	15	30	16	28	20	14	14
Tetra Pak [*]	21	21	21	21	21	22	23	37	22	31	23	30	24	21	21
Tetra Pak [*]	45	45	45	45	45	46	48	35	44	45	45	45	48	43	45
[*]	21	21	21	21	21	21	21	50	21	35	23	34	25	21	21
[*]	21	21	21	21	21	21	22	37	21	31	23	30	23	20	21
Tetra Pak [*]	14	14	14	14	14	15	16	35	15	29	16	28	19	14	14
Tetra Pak [*]	1	1	1	1	1	2	3	29	2	22	2	20	6	2	1
Tetra Pak [*]	1	1	1	1	1	2	3	29	2	22	2	20	6	2	1
Tetra Pak [*]	15	15	15	15	15	16	17	46	16	39	17	29	21	17	15
Tetra Pak [*]	50	50	50	50	50	50	50	50	50	50	50	50	50	50	50

All periods are in calendar days. Calendar days are working days, saturdays, sundays, excluding national holidays.

The specified periods are stated for fully loaded vehicles and can be changed in case of occurrence of force major

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission